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                                                                   Exhibit 10.14




                                    March 24, 1998


Mr. Bruce Lichorowic
1000 Escalon Avenue
Sunnyvale, California  94086

Dear Mr. Lichorowic:

     White Pine Software, Inc. (the "Company") is pleased to confirm its offer to employ you from the effective date of hire of April 1, 1998, as Vice President of Sales for the Americas and Pacific Rim, based in Nashua, New Hampshire.

     Your salary for this position will be paid at the rate of $3,846.15 per pay period (which is equivalent to an annual base salary of $100,000.00, paid out over 26 pay periods per year), in accordance with the two-week payment schedule now being employed by the Company. In addition, you may be eligible to receive an annual bonus of $20,000.00, depending on whether you achieve
(1) the global revenue goals for your assigned sales territory based on the budget set annually for the Company at the commencement of each calendar year, as amended from time to time in the sole discretion of the Company; (2) the profitability of your assigned sales territory based on said annual budget; and (3) your individual sales or strategic partnering milestones, to be set initially within three months of April 1, 1998, i.e., by July 1, 1998, and annually thereafter.

     You may also be eligible to receive an annual commission, contingent on the percentage of the above-referenced annual global revenue goals you achieve by calendar year end. At 100% of said revenue goals, this commission would be $80,000.00. By no later than April 30, 1998, the Company will define for your employment a commission plan that, among other things, sets forth commission targets should you achieve less than, or more than, 100% of the annual global revenue goals and, in addition, specifies quarterly goals. In 1998 only, based on the effective date of your hire, the amounts payable to you will be prorated at 75% of the commissions otherwise due and owing under the commission plan.

     For the period from April 1, 1998, through June 30, 1998, only, you will receive a nonrefundable draw against commissions of $9,000.00. If your commissions for this period are less than $9,000.00 under the commission plan to be adopted, you will not be required to refund the Company this amount.
If your commissions for this period are more than $9,000.00, the Company will pay you the difference between $9,000.00 and your earned commissions.

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Mr. Bruce Lichorowic
March 24, 1998
Page 2


     It has been recommended to the Company's Board of Directors that you be granted incentive stock options to acquire 50,000 shares of the Company's common stock, at a fair market value on the date of the grant and vesting on a schedule set forth in Schedule A to the incentive option agreement. This recommendation that you be granted incentive stock options is subject to approval by the Company's Board of Directors. Your vesting and exercise rights as to such options, including upon the termination of your employment, will be governed by the terms of the 1996 Incentive and Nonqualified Stock Option Plan of White Pine Software, Inc.

     Upon the fulfillment of any eligibility requirements, you will be eligible to participate in the employee benefit plans which the Company offers to its employees. Descriptions of the benefit plans currently being offered are available in our Human Resources Department. These plans may, from time to time, be amended or terminated by the Company in its sole discretion with or without prior notice.

     Enclosed for your review is a "Secrecy and Invention Agreement" and "The Company Guide To Public Disclosure, Policy on Insider Trading and Regarding Special Trading Procedures" (the "Guide"). This offer of employment is conditioned on your signing these agreements and your continuing willingness thereafter to abide by their terms. You will be expected to sign the agreements when you report for work. In making this offer, the Company understands that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

     The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

     After your first six months of employment by the Company, i.e., after September 23, 1998, you will be eligible to be paid up to 3 months severance pay, on the same terms and conditions as you are paid your base salary, if your employment is involuntarily terminated, unless your employment is terminated for cause. "Cause" for termination shall be deemed to exist upon any of the following occurrences: (a) your conviction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved; (b) willful misconduct by you in connection with your employment (including but not limited to any act of theft, fraud, misappropriation of funds, embezzlement or any other act of dishonesty by you resulting or intending to result directly or indirectly in any person's or entity's gain or enrichment at the expense of the Company); (c) any willful breach of your duties in the course of your employment (including but not limited to any breach by you of the Secrecy and Invention

                                          2
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Mr. Bruce Lichorowic
March 24, 1998
Page 3


Agreement or the Guide), or the habitual neglect of your duties, or (to the extent permitted by law) your continued incapacity to perform your duties; or
(d) excessive use by you of alcohol and/or drugs which materially interferes with the performance of your duties.

     The Company reserves the right annually to review each of its salary, bonus, commission and benefit offers to you and to adjust them from time to time in its sole discretion. It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. Nothing in the Company's offer to you of compensation (including salary, bonus and commission), stock options or benefits should be interpreted as creating anything other than an at-will employment relationship.

     Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it in the enclosed envelope by March 31, 1998.

     We look forward to your joining the Company and are pleased that you will be working with us.

                                        Very truly yours,


                                        /s/ Elizabeth Comeau
                                        ---------------------------

                                        Elizabeth Comeau
                                        Human Resources Director





Agreed: /s/ Bruce Lichorowic
        ------------------------
           Bruce Lichorowic             Date: March __, 1998